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HOPFED BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

Stilwell Value Partners I, L.P.

Stilwell Value Partners VI, L.P.

Stilwell Activist Fund, L.P.

Stilwell Associates, L.P.

Stilwell Associates Insurance Fund
of the S.A.L.I. Multi-Series Fund L.P.

Stilwell Value LLC
Stilwell Advisers LLC

Joseph Stilwell

Robert Bolton

John P. O'Grady

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Stilwell Group

111 Broadway, 12th Floor

New York, NY 10006

(212) 269-1551

INFO@STILWELLGROUP.COM

April 10, 2013

Dear Fellow HFBC Owner,

Management has done a poor job running our company, and the Board of Directors has failed at their two most basic tasks: the supervision of Management and the allocation of shareholder capital. Therefore, we are running a Board nominee, Robert Bolton, who is committed to maximizing shareholder value.

Last year the bank earned a meager $0.38 per share, yet under the Board's oversight, CEO John Peck’s compensation increased by $180,000 (to over half a million dollars). To add insult to injury, the Board now brazenly puts a new benefit plan up for a vote at this year’s annual meeting. As New Yorkers, we say, “That takes chutzpah.” We also say, when a Board takes care of Management before taking care of the owners, it’s time for a change.

The Board’s second fundamental responsibility is the stewardship of our capital. Having finally had its regulatory restrictions lifted in November and paying off TARP, the Board had a golden opportunity to repurchase shares, thus increasing book value and earnings. Instead, they hastily announced an acquisition that was dilutive to tangible book value. With the capital they used in paying a premium price for another bank, they could have bought back nearly 20% of the Company. We believe it was irresponsible to pass up this low-risk opportunity.

With 15 years as a public company and an average director term of eight years, the current directors have had enough time to prove their worth. They failed. We believe this proposed acquisition shows that the directors are either unwilling or unable to act in the best interests of the bank owners. The Board accused us of attacking the Bank, but we love the Bank. It’s the directors we don’t love, and that is why we seek to elect Robert Bolton to the Board with a mandate to maximize shareholder value.

Sincerely,

Joseph Stilwell